EXHIBIT 10.1

(English Translation of an Agreement originally drafting in Mandarin Chinese)

AGREEMENT FOR ADVERTISING BUSINESS

Made between

Party A : Shanghai Quo Advertising Company Limited
                            Room 406, Fuxing Plaza, 109 Yandang Road, Shanghai

Party B : Shanghai Yukang Advertising Company Limited
                   5C, West Tower, Sichuang Building, Tianshan Road Block 600, Shanghai

Party A and Party B, in accordance with the principles of equality and mutual benefit and in compliance with the applicable laws and regulations, have reached Agreement as follows through negotiation on the publication of advertisements on two mega-sized digital video billboards located at Century Plaza on Nanjing Road Shopping Street :-

Section 1

Before the signing of this Agreement Party B must provide to Party A the approval papers issued by the relevant governmental department or authority to prove its lawful ownership of the right to run and operate the two mega-sized digital video billboards located at Century Plaza on Nanjing Road Shopping Street as advertising media and the right to delegate to Party A an exclusive agency right in respect of the advertisements to be publishd through those two mega-sized digital video billboards during the advertisement time slots more particularly specified in Section 2 hereunder.

Section 2

Party A shall be one of the advertisement agents for Party B in respect of the mega-sized digital video billboards located at Century Plaza on Nanjing Road Shopping Street and shall be authorized by Party B to invite advertisement business in respect of the mega-sized digital video billboards for an agency period of two years running from 1st July,2007 until 30th June,2009. Party A shall also be authorized by Party B to exclusively represent Party B in its dealings with advertisements to be publishd accordingly within the advertisement time slots of 17:00 hours –22:00 hours for an aggregate advertisement publication duration of five hours per day (the parties having agreed to tolerate actual differences of plus or minus 3 minutes in the publication duration). The specific details on each advertisement to be so publishd in any one of the days affected shall be incorporated as an appendix to this Agreement and shall be delivered by Party A to Party B together with the video disc containing the relevant advertisements. All appendix to this Agreement shall have the same legal effect as that applicable to this Agreement itself.

Section 3

Party A runs its agency business in respect of advertisements to be publishd through Party B’s mega-sized digital video billboards by way of exclusive dealing in advertisement time slots. The parties agree that the Advertisement Agency Fee under this Agreement is the sum of RMB 4,000,000.00 per annum for an aggregate sum of RMB 8,000,000.00 for two years.

Section 4 Respective Obligations of the two parties

1.	Party A’s Obligations:-

1.1	Party A shall pay Party B a sum of RMB 1,000,000.00 on 1st May, 2007 after the verification of this Agreement and shall pay to Party B another sum of RMB 2,000,000.00 on 14th May, 2007 and shall pay to Party B another sum of RMB1,000,000.00 on 6th July, 2007. Party A shall pay the sum of RMB 2,000,000.00 to Party B on or before 1st March, 2008 and shall pay to Party B the sum of RMB 1,000,000.00 on or before 1st September, 2008 and shall pay to Party B the full remaining balance in the sum of RMB1,000,000.00 on or before 1st December, 2008.

1.2	Party A must provide the information and material of the advertisements to be publishd to Party B one week in advance of publication.

2	Party B’s Obligation

2.1	Party B shall scrutinize the contents of the advertisements submitted by Party A for publication and shall publish the same if it has been satisfied in such scrutinization process.In the case of any advertisement which contains any material in contravention of any law or regulation of the State Party B shall notwithstanding the previous confirmation of the date of intended publication be entitled to refuse to publish the same and to notify Party A in writing to submit appropriate advertising material for publication in substitution for the advertisement material which has been rejected. Party A shall be liable to deal with and handle any head of loss occasioned by the advertisement material which is in contravention of any law or regulation of the State.

2.2	Party B shall promptly and accurately publish the promotional contents of the advertisements provided by Party A on both of the mega-sized digital video billboards simultaneously and is under the obligation to ensure that the publications of the advertisements will attain a good qualitative standard and that there will be sufficient time spans for such publications.

2.3	Party B bears the electricity charges for the mega-sized digital video billboards and also the costs of the maintenance, upkeeping and cleaning of the same. Accordingly Party A shall not be required to bear any expense other than the payments prescribed in this Agreement for its payment.

Section 5 Other Terms

1.	In the event of the LED Panels being taken over for use in activities or political assignments organized by a relevant department of the government in respect of the five hours advertisement time spans stipulated under this Agreement for the publication of commercial advertisements of the sponsoring merchant or advertisements of public interest, Party B will in a normal case give notice in writing or email to Party A three days in advance (or as early as possible in a case of urgency) of such situation.

Party A must in such event unconditionally vacate the relevant time slot so as to accommodate the smooth running of such governments activity. The time slots vacated by Party A in such event shall be replaced by vacant time slots in the afternoon session on the day next following the relevant day to compensate by way of deferment of advertisement and if the vacant time in the afternoon of the day next following the relevant day shall be insufficient to replace the vacated time slots then further deferments will be made accordingly. Party A shall not be concerned in respect of any sponsorship income arising from the governmental activity.

2.	Party B must notify Party A before the signing of this Agreement and give Party A as an appendix to this Agreement a schedule of customers (with details of the quantity of customers and the requisite time slots for publication of the relevant advertisements) regarding any commercial advertisement in respect of which Party B has already signed an agreement to publish in a time slot within 17:00 hours to 22:00 hours, such schedule shall have legal effect just like this Agreement. Once Party A and Party B have entered into negotiation on such issue and confirmed their agreement in writing Party A must unconditionally set aside relevant time slots to ensure that such pre-existing contracts will be carried out to completion. The time slots vacated by Party A in such event shall be replaced by vacant time slots in the afternoon session on the day next following the relevant day to compensate by way of deferment of advertisement and if the vacant time in the afternoon of the day next following the relevant day shall be insufficient to replace the vacated time slots then further deferments will be made accordingly. Party A shall not be concerned in respect of any payment received by Party B for such advertisements. After the signing of this Agreement Party A shall be the only exclusive agent as stipulated hereunder and shall be entitled to refuse to give effect to any pre-existing agreement of Party B save and except those stipulated under Clause 6.2 hereunder.

3.	Neither party shall be subject to liability for breach of contract in respect of its inability to perform its obligations under this Agreement by reason by Force Majeure which shall be defined to mean the following events for the purpose of this Agreement :-

Natural phenomena such as fire, flooding, earthquakes etc.; social phenomena such as war, riots and civil commotions, governmental prohibitory orders, relocation or removal as required by government etc.

Section 6 Liability for Breach of Contract

1.	Party A must promptly pay Advertisement Agency Fee to Party B in accordance with this Agreement. Party B shall be entitled to suspend the publication of the advertisements submitted by Party A in the event of a delay in such payment which exceeds 10 days and to require Party A to pay a delinquent payment equivalent to 5% of the amount overdue. If the delay in payment should persist beyond 30 days Party B shall, in addition to the requirement for Party A to pay the aforesaid delinquent payment, be entitled to terminate this Agreement and to require Party A to pay the sum of RMB500,000.00 as damages for breach of contract and if the actual extent of loss thereby occasioned to Party B (the amount which under the stipulation of this Agreement should be receivable by Party B from Party A and which has not been received by reason of the breach of contract on the part of Party A) shall exceed the aforesaid amount then Party B shall also be entitled to claim compensation accordingly.

2.	Party B must in accordance with the stipulations in this Agreement appoint Party A as the exclusive agent to deal with the advertisement time slots as stipulated under Section 2 hereof and must ensure the punctual publication of the promotional materials in the advertisements provided by Party A and the proper and normal operation of such publication activity. In Party B should stop the publication of Party A’s advertisements without authorization (except for Clause 1 in Section 2) Party A shall be entitled to require Party B to pay back the Advertisement Agency Fee in respect of the relevant year of agency in respect of the period of time in which the publication of advertisements has been so disrupted and be entitled to require Party B to pay a delinquent payment in respect of each day in Party B’s stoppage in publication of such advertisement equivalent to 5% of the amount of the Advertisement Agency Fee for the then current year of agency. If the delay should persist beyond 30 days Party A shall, in addition to the requirement for Party B to pay the aforesaid delinquent payment, be entitled to terminate this Agreement and to require Party B to pay the sum of RMB500,000.00 as damages for breach of contract and if the actual extent of loss thereby occasioned to Party A (proportional sums and expenses with regard to the duration of Party B’s failure in the publication of advertisements in respect of which payments have already been made as stipulated in this Agreement ) shall exceed the aforesaid amount then Party B shall also be entitled to claim compensation accordingly.

Section 7

The parties hereto should try to resolve their disputes in the course of implementation of this Agreement through negotiation and if they should fail to resolve their disputes through negotiation then either party may refer their disputes to the People’s Court having jurisdiction over the that party’s place of origin in litigation.

Section 8

This Agreement is signed in four identical counterparts and shall take immediate effect upon the signing and sealing of the same by both Party A and Party B, each of Party A and Party B shall retain two of the counterparts and each of the counterparts shall have the same legal effect,

Party A :	Party B :
Shanghai Quo Advertising	Shanghai Yukang Advertising
Company Limited	Company Limited
Signature of representative :	Signature of representative :

Address :	Address :
Room 406, Fuxing Plaza,	5C, West Tower, Sichuang Building,
109 Yandang Road, Shanghai	Tianshan Road Block 600, Shanghai

Tel. No. :	Tel. No. :
021-53835160	021-52896785-1015

Date :	Date :
26th April, 2007	26th April, 2007